EXHIBIT 23.1

Independent Auditors’ Report and Consent

The Board of Directors

SMTC Corporation:

The audits referred to in our report dated February 6, 2004 except as to note 20, which is as of March 3, 2004, included the related financial statement schedules as of December 31, 2003, and each of the years in the three-year period ended December 31, 2003, included in the registration statement. These financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Our report dated February 6, 2004, except as to note 20 which is as of March 3, 2004, contains an explanatory paragraph that states that the Company has incurred significant recurring losses and has a significant working capital deficiency due to the maturity of the Company’s debt on October 1, 2004, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty. Our report also refers to a change in accounting policy on goodwill.

We consent to the use of our report dated February 6, 2004, except as to note 20 which is as of March 3, 2004, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

Chartered Accountants

Toronto, Canada

May 11, 2004